Exhibit 15







   The Board of Directors
   Polaroid Corporation


   Ladies and Gentlemen:

    Re: Registration statements No. 33-36384 on Form S-8, No. 33-44661 on Form S-3, No.33-51173 on Form S-8, and No. 333-0791 on Form S-3 of Polaroid Corporation.

   With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 15, 1997, related to our review of interim financial information.

   Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                        Very truly yours,


                                       /s/  KPMG Peat Marwick LLP


   Boston, Massachusetts
   May 12, 1997